Exhibit 99.1

TerreStar Announces Strategic Investment by EchoStar, Harbinger & Other Investors
-- Transaction Facilitates Funding through Satellite Launch and will Enhance
TerreStar’s Nationwide Spectrum Footprint

RESTON, Va. – February 7, 2008 – TerreStar Corporation (NASDAQ: TSTR) and its subsidiary TerreStar Networks Inc. (TerreStar), which is building the nation’s first integrated mobile satellite-terrestrial (MSS/ATC) communications network, today announced that EchoStar Corporation (NASDAQ: SATS), Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund LP (collectively, Harbinger) and other investors have entered into a series of separate agreements constituting a commitment of $300 million in investments in TerreStar – with $200 million made available today at closing and the balance dedicated to funding the TerreStar-2 satellite.

As part of these transactions, TerreStar Corporation will also obtain an enhanced nationwide spectrum footprint through separate rights to certain 1.4 GHz spectrum currently held by EchoStar and Harbinger.

“These strategic investments will help drive long-term shareholder value and ensure that TerreStar has access to the requisite capital to achieve its operational launch by the end of 2008. Also, the enhanced nationwide spectrum footprint  can help TerreStar accomplish its mission to offer reliable, interoperable satellite-terrestrial communications and next-generation applications for the commercial, government, rural and public safety sectors throughout North America,” stated Robert H. Brumley, TerreStar chief executive officer and president.

“We are gratified that Harbinger and our other investors have strengthened their ongoing commitment to the Company -- and we are excited that EchoStar has become a strategic partner,” added Brumley. “Additionally, we look forward to working with EchoStar to identify new and exciting business opportunities between the two companies," added Brumley.

As a result of this transaction, both the Boards of Directors of TerreStar Corporation and Terrestar Networks Inc. will expand to eight members with EchoStar and Harbinger each having the right to nominate two members to each board.

“We welcome the new additions to the board,” added Brumley. “We value the continued advice and support from our current board members and look forward to an enhanced board with a wealth of experience in growing successful enterprises.”

In addition to shareholder approval of the transaction, the spectrum transactions will also be subject to certain government approvals.

This financing will be used in part to fund the completion and launching of TerreStar-1.  Space Systems/Loral (SS/L), a subsidiary of Loral Space & Communications, the manufacturer of TerreStar-1 today reported that “the main body is 100 percent complete; reference performance testing is underway; and TS-1 is scheduled to enter TVAC [Thermal Vacuum testing] on February 16, 2008.”  However, SS/L also reported that issues concerning TS-1’s feed array could delay the delivery and launch of the satellite by three months. SS/L stated that it will provide a more definitive schedule after additional testing is completed in April 2008. Arianespace, the launch provider for TerreStar-1, has confirmed that it can launch the satellite during the December 2008 – February 2009 launch window under the innovative “launch on demand” contract between TerreStar and Arianespace.

Terms of the EchoStar Investment:

The investment by EchoStar consists of the purchase of $50 million of Exchangeable Notes issued by TerreStar. The notes are exchangeable for TerreStar Corporation’s Common Stock based on a conversion price of $5.57 per share.  EchoStar will also make up to $50 million of loans under a new Loan Agreement, the proceeds of which will be used to make milestone and incentive payments on the TerreStar-2 satellite. EchoStar has also purchased $50 million of additional secured PIK notes under TerreStar Corporation’s existing indenture. Finally, EchoStar and TerreStar have agreed that EchoStar will provide an exclusive right to use EchoStar’s current 1.4 GHz spectrum with an option to purchase the spectrum in exchange for the issuance of 30 million shares of TerreStar Corporation's Common Stock.

Terms of the Harbinger Investment:

The investment by Harbinger consists of the purchase of $50 million of Exchangeable Notes issued by TerreStar. The notes are exchangeable for TerreStar Corporation’s junior participating preferred stock, which in turn, subject to certain conditions, is convertible into common stock, at a conversion price of $5.57 per share. Harbinger will also make up to $50 million of loans under a new Loan Agreement, the proceeds of which will be used to make milestone and incentive payments on the TerreStar-2 satellite. Further, following shareholder approval, Harbinger will assign to TerreStar Corporation its rights to acquire certain 1.4 GHz spectrum licenses in exchange for 1.2 million shares of newly issued, non-voting junior participating preferred stock (which is convertible into 30 million shares of TerreStar Corporation's Common Stock under certain circumstances).

In addition, certain existing TerreStar Corporation shareholders have purchased in the aggregate $50 million of Exchangeable Notes issued by TerreStar. The notes are exchangeable for TerreStar Corporation’s common stock at a conversion price of $5.57 per share.

The securities were sold in a private transaction under the Securities Act.  The securities have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Copies of related documents filed with the Securities and Exchange Commission (SEC) will be available on the SEC's Web site (www.sec.gov) under the company name "TerreStar Corporation” and through the TerreStar Investor Relations link at http://phx.corporate-ir.net/phoenix.zhtml?c=110135&p=irol-irhome.

About TerreStar Corporation
TerreStar Corporation is the controlling shareholder of TerreStar Networks Inc. and TerreStar Global Ltd., and a shareholder of SkyTerra Communications. For additional information on TerreStar Corporation, please visit the company’s website at www.terrestarcorp.com

About TerreStar Networks Inc.

TerreStar (www.terrestar.com), a majority-owned subsidiary of TerreStar Corporation (NASDAQ: TSTR), plans to build, own and operate North America's first 4G integrated mobile satellite and terrestrial communications network that will provide universal access and tailored applications throughout North America over conventional wireless devices. TerreStar expects to be the first to offer customer-designed products and applications over a fully optimized 4G IP network.

Statement under the Private Securities Litigation Reform Act:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of TerreStar Corporation, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. We assume no obligation to update or supplement such forward-looking statements.

Investor Contact
Robert Siegel
TerreStar Corporation
703.483.7802
robert.siegel@terrestar.com

Media Relations
Didi Blackwood
TerreStar Networks
703.483.7824
dblackwood@terrestar.com

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